UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 8, 2007
AMERISAFE, INC.
(Exact Name of Registrant as Specified in Charter)

Texas (State or Other Jurisdiction of Incorporation)	000-51520 (Commission File Number)	75-2069407 (IRS Employer Identification No.)
2301 Highway 190 West
DeRidder, Louisiana 70634
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (337) 463-9052
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.
SIGNATURES

Item 1.02. Termination of a Material Definitive Agreement.
          On June 8, 2007, the insurance subsidiaries of AMERISAFE, Inc. (the “Company”) commuted their First Casualty Excess of Loss Reinsurance Contract (“the Contract”) with Hannover Ruckversicherungs-Aktiengesellschaft (“Hannover”) and Lloyd’s Underwriters and Companies (“Lloyd’s”) covering portions of the 2006 accident year. Hannover and Lloyd’s remain obligated to the Company’s insurance subsidiaries under other reinsurance agreements.
          The Contract afforded coverage for the first $2.0 million of each loss occurrence, subject to (a) the retention of the first $1.0 million of each such loss by the Company, (b) an annual aggregate deductible of $15.4 million for losses between $1.0 million and $2.0 million that had to be met before the reinsurers were obligated to pay losses under the Contract, and (c) the retention by the Company of 25.0% of each loss between $1.0 million and $2.0 million after the annual aggregate deductible had been met. Claims for which the reinsurers were liable under the Contract were limited to an aggregate of $5.8 million.
          The Company has not received notice of any loss incurred during the 2006 accident year for which it would be entitled to payment under the Contract. The Company will record pre-tax income of $1.0 million in the 2007 second quarter in connection with the commutation.
SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERISAFE, INC.
By:	/s/ Todd Walker
Todd Walker, Executive Vice President,
General Counsel and Secretary

Date: June 13, 2007